Exhibit 4.33

WPP PLC

EXECUTIVE PERFORMANCE SHARE PLAN

Approved by the Company in General Meeting on 12 June 2013

and adopted by the board of directors of the Company

on 15 April 2013

SQUIRE SANDERS (UK) LLP

7 Devonshire Square

London

EC2M 4YH

United Kingdom

DX 136546 Bishopsgate 2

O +44 20 7655 1000

F +44 20 7655 1001

Reference WPP.002-1495

CONTENTS

1 HOW THE PLAN WORKS AND HOW AWARDS ARE GRANTED	1

2 RIGHTS OF A PARTICIPANT AFTER GRANT BUT BEFORE VESTING	3

3 VESTING OF AWARDS	3

4 LEAVING EMPLOYMENT	4

5 REDUCTION OF AWARDS	6

6 TRANSACTIONS AFFECTING THE COMPANY	6

7 CHANGING THE PLAN	8

8 GENERAL	9

9 GLOSSARY	12

SCHEDULE FOR PARTICIPANTS SUBJECT TO SECTION 409A	15

i

1	HOW THE PLAN WORKS AND HOW AWARDS ARE GRANTED

1.1	How the Plan works

The Plan gives a Participant the right to receive free Shares subject to the satisfaction of certain conditions and continued employment.

1.2	Who grants Awards

Awards will be granted by the Company but the Compensation Committee will decide who gets Awards, over how many Shares and on what terms.

1.3	Who can participate

The Company can grant an Award to any employee (including an executive director) of the Company or of any Subsidiary. However, unless the Compensation Committee considers that special circumstances exist, an Award may not be granted to an employee who, on the Award Date, has given or received notice of termination of employment, whether or not that termination is lawful.

1.4	Dividend Awards

The Compensation Committee may decide that a Participant will be granted a Dividend Award in conjunction with, and at the same time as, being granted an Award. The Dividend Award will Vest at the same time as the Award to which it relates. If an Award to which a Dividend Award relates lapses (in whole or in part), the same proportion of that Dividend Award will lapse at the same time.

1.5	When Awards can be granted

Awards can only be granted within 42 days of any of the following:

(a)	the date on which the Plan is approved by the share owners of the Company;

(b)	the Business Day after the announcement of the Company’s results through a Regulatory Information Service for any period;

(c)	the Business Day after the Company’s annual general meeting;

(d)	any day on which the Company decides that exceptional circumstances exist which justify the grant of Awards;

(e)	any day on which changes to the legislation or regulations affecting the Plan are announced, effected or made; or

(f)	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

1.6	When the Plan expires

Awards can only be granted within the period of 10 years from the date of approval of the Plan by the share owners of the Company.

1.7	Personal limit

The Market Value (established at the date that the Compensation Committee makes its decisions under this rule 1) of all the Shares subject to Awards granted to a Participant in respect of a financial year cannot be more than 9.75 times that Participant’s Basic Salary.

1.8	Other limits

There are also limits on the number of Shares which can be issued under the Plan - see rule 8.1.

1.9	Effect of the limits in rules 1.7 and 1.8

If the Company purports to grant an Award which is inconsistent with either of rules 1.7 or 1.8, the Award will be limited on a basis consistent with those rules with effect from the Award Date.

1.10	Performance condition

The Vesting of an Award will be conditional on the satisfaction of one or more conditions. These will be linked to the performance of the Company, the Participant or the business or Member of the Group in which the Participant works. A Performance Condition must be objective and may provide that an Award will lapse to the extent it is not satisfied. The Compensation Committee may impose other conditions when granting an Award.

1.11	Form of Awards

Awards and Dividend Awards can be granted as nil cost options, conditional rights to receive Shares or in any other form that the Compensation Committee decides.

1.12	Grant requirements

Awards and Dividend Awards must be granted by deed or other legally binding document. The terms of the Award, as determined by the Compensation Committee, must be specified in the deed or other document and must include:

(a)	the number of Shares subject to the Award;

(b)	the Performance Condition; and

(c)	the Award Date.

1.13	No requirement to pay for an Award

A Participant is not required to pay for the grant of an Award or Dividend Award.

1.14	Right to decline

Participants will be notified of the grant of Awards and Dividend Awards. A Participant may decline their Award within 30 days after the Award Date by notice in writing to any person nominated by the Compensation Committee. If this happens, the Award and the Dividend Award that relates to it will be treated as if they had never been granted under the Plan. A Participant is not required to make any payment to decline an Award or Dividend Award.

2	RIGHTS OF A PARTICIPANT AFTER GRANT BUT BEFORE VESTING

2.1	Rights to transfer an Award

A Participant may not transfer, assign, charge or otherwise dispose of an Award or Dividend Award or any rights in respect of them. If a Participant does, whether voluntarily or involuntarily, then the Award will immediately lapse unless the Compensation Committee decides to the contrary.

2.2	Right to transfer on death

Rule 2.1 does not apply to the transfer of an Award or Dividend Award on the death of a Participant to their personal representatives.

2.3	Share rights before Vesting

A Participant cannot vote and is not entitled to receive dividends in respect of the Shares subject to their Award or Dividend Award until after Vesting, as described in rule 3.6.

3	VESTING OF AWARDS

3.1	When Awards Vest

As soon as reasonably practicable after the end of the Performance Period (or the date of death if rule 4.6 applies), the Compensation Committee will determine the extent to which the Performance Condition has been satisfied. Subject to the rest of these rules, Vesting will take place on the Business Day after the date on which the Compensation Committee makes its determination, unless the Compensation Committee decides to set a different date for Vesting.

3.2	Adjustments for exceptional events

If the Compensation Committee considers that there has been an exceptional event or that there have been exceptional circumstances during a Performance Period that have made it materially easier or harder for the Company to achieve a Performance Condition, the Compensation Committee may adjust the extent to which an Award Vests to mitigate the effect of the exceptional event or circumstances.

3.3	What Vests and what lapses

The Award will Vest to the extent the Performance Condition is satisfied and the balance will lapse.

3.4	Effect of a Dealing Restriction

If, on the date an Award is supposed to Vest, a Dealing Restriction prevents it from Vesting, it will Vest on the first Business Day after the Dealing Restriction ceases to apply.

3.5	Satisfaction of Awards

As soon as reasonably practicable after the Vesting of an Award, the Company will arrange for the transfer or issue to, or to the order of, the Participant of the number of Shares in respect of which the Award and Dividend Award have Vested. Before this happens, however, any tax needs to be paid and any consents need to be obtained (see rules 3.8, 3.9 and 8.10).

3.6	Share rights after Vesting

The Participant will be entitled to all rights attaching to the Shares which are transferred or issued following Vesting by reference to a record date on or after the date of the transfer or issue.

3.7	Payment of cash equivalent

Instead of the transfer or issue of Shares after Vesting of an Award, the Company may (subject to rules 3.8 and 3.9) pay to, or to the order of, the Participant an amount equal to the Cash Value of the Shares that have Vested under the Award and Dividend Award. The Company can decide to do this at the Award Date or at any time before satisfaction of the Award, including after Vesting.

3.8	Responsibility for tax

The Participant must pay all tax, social security contributions and other levies in respect of any Award or Dividend Award. If the Participant is to be responsible for the payment of any employers’ social security contributions, this must be specified in the terms of the Award.

3.9	Methods of paying the tax

If any Member of the Group or any employee benefit trust has to pay or account for any item referred to in rule 3.8, the Participant must pay or repay that amount on demand. Instead, or in addition, the Member of the Group or trustee can do any one or more of the following:

(a)	sell sufficient of the Shares subject to the Award and/or Dividend Award on behalf of the Participant and retain the proceeds or pay them to any tax authority;

(b)	reduce the number of Shares subject to the Award or to which the Participant is entitled following Vesting; and/or

(c)	deduct the amount from any amount to which the Participant is entitled under the Plan, their employment contract or otherwise.

4	LEAVING EMPLOYMENT

4.1	General rule when leaving employment

Except in the circumstances set out in rules 4.5 and 4.6 below, if a Participant leaves employment before the date on which their Award Vests, the Award will lapse.

4.2	Leaving in the first year of a Performance Period

If a Participant leaves employment within the first year of a Performance Period, the Award to which that Performance Period applies will lapse.

4.3	Reduction in working hours

If a Participant’s working hours are materially reduced before the date on which their Award Vests, the Compensation Committee may reduce the number of Shares in respect of which an Award Vests, as it considers appropriate.

4.4	Pro-rating Awards that don’t lapse

If the Participant leaves employment for one of the reasons listed in rule 4.5, unless the Compensation Committee decides otherwise, the Award will not lapse but will continue and will Vest at the normal time to the extent that the Performance Condition has been satisfied over the Performance Period. The number of Shares in respect of which it Vests will be reduced to reflect the period from the beginning of the Performance Period to the date of leaving (calculated using the number of complete calendar months since the beginning of the Performance Period) as a proportion of the whole Performance Period. In exceptional circumstances, the Compensation Committee may determine that the Award will Vest on a different basis.

4.5	Categories of good leavers

The reasons are:

(a)	ill-health, injury or disability, established to the satisfaction of the Compensation Committee;

(b)	retirement either pursuant to a Participant’s employment contract which has been approved by the Compensation Committee or on any other basis acceptable to the Compensation Committee;

(c)	the Participant’s employing company ceasing to be a Subsidiary;

(d)	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is not a Member of the Group; and

(e)	any other reason if the Compensation Committee so decides generally or in any particular case within 20 Business Days of the Participant leaving.

4.6	What happens on death

If a Participant dies and unless the Compensation Committee decides otherwise, their Award will Vest to the extent that the Performance Condition has been satisfied

(as determined by the Compensation Committee) up to the date of death. The number of Shares in respect of which the Award Vests will be reduced to reflect the period from the beginning of the Performance Period to the date of death as a proportion of the whole Performance Period (calculated using the number of complete calendar months since the beginning of the Performance Period). In exceptional circumstances, the Compensation Committee may determine that an Award will Vest on any other basis that it considers appropriate. Shares will be issued or transferred (or cash paid) under the Plan to the Participant’s personal representatives.

4.7	What leaving employment means

A Participant will be treated as leaving employment only when they are no longer either an employee or a director of any Member of the Group and will not be treated as leaving if they recommence an employment or office with a Member of the Group within 7 days.

5	REDUCTION OF AWARDS

5.1	When the Compensation Committee can reduce an Award

If a Participant:

(a)	commits an act of fraud, dishonesty or deceit which affected an amount of Performance Remuneration paid to them;

(b)	does or omits to do something that results in a set of audited accounts being materially wrong or misleading and either;

(i)	those accounts have to be materially corrected; or

(ii)	a subsequent set of accounts or data have to be adjusted or include a provision or write down as a result of that act or omission; or

(c)	knew or should have known that any information used to calculate any of their Performance Remuneration was incorrect;

and the Compensation Committee determines that, as a result, an amount of the Participant’s Performance Remuneration has been overpaid, it can decide that an Award or part of an Award will lapse to compensate the Company for that overpayment.

5.2	The Compensation Committee’s actions if reducing an Award

The Compensation Committee will act reasonably in using its authority under this rule 5.

6	TRANSACTIONS AFFECTING THE COMPANY

6.1	Early Vesting

Subject to rules 6.2 to 6.4, Awards will Vest under this rule 6 if:

(a)	a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares;

(b)	the court sanctions a scheme of arrangement under Part 18A of the Companies (Jersey) Law 1991 involving the acquisition of Shares; or

(c)	the Company passes a resolution for its voluntary winding up or an order is made for its compulsory winding up.

6.2	Pro-rating on early Vesting

Where an Award Vests under rule 6.1, it will Vest to the extent that the Performance Condition has been satisfied as at the date of Vesting. The number of Shares in respect of which it Vests will be reduced to reflect the period from the beginning of the Performance Period to the date of Vesting under rule 6.1 (calculated using the number of complete calendar months since the beginning of the Performance Period) as a proportion of the whole Performance Period.

6.3	Achieving the Performance Condition on early Vesting

The extent to which the Performance Condition is satisfied will be worked out as required by the Performance Condition or, if the Performance Condition does not specify the outcome in sufficient detail, in the manner that the Compensation Committee considers reasonable.

6.4	Exchanging Awards rather than early Vesting

An Award will not Vest under rule 6.1 to the extent that:

(a)	an offer to exchange the Award and Dividend Award is made and accepted by a Participant; or

(b)

the Compensation Committee, with the consent of the Acquiring Company, decides before the person obtains Control or the court sanctions the scheme of arrangement that the Award and Dividend Award will be automatically exchanged.

6.5	What happens when Awards are exchanged

Where an Award and a Dividend Award are to be exchanged under rule 6.4, the exchange will take place as soon as practicable after the relevant event and the Participant will be granted new awards in exchange for their existing Award and Dividend Award. The new awards:

(a)	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

(b)	must be equivalent to the existing Award and Dividend Award;

(c)	will be treated as having been acquired at the same time as the existing Award and will Vest in the same manner and at the same time;

(d)

may, at the discretion of the Compensation Committee, be subject to a Performance Condition which will be, so far as possible, equivalent to any Performance Condition applying to the existing Award; and

(e)

will be governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under this rule.

6.6	Demergers

If the Company is affected by a demerger (in whatever form) or a special dividend or distribution, the Compensation Committee may:

(a)	decide that Awards will Vest, in which case rules 6.2 and 6.3 will apply as if the Awards had Vested under rule 6.1; or

(b)	adjust the number, class or identity of Shares comprised in an Award or a Dividend Award.

6.7	Variations of capital

If the Company is affected by:

(a)	a rights issue; or

(b)	a variation in the equity share capital of the Company, including a capitalisation or sub-division, consolidation or reduction of share capital;

the Compensation Committee may adjust the number, class or identity of Shares comprised in an Award or Dividend Award.

7	CHANGING THE PLAN

7.1	Compensation Committee’s right to change the Plan or Awards

Except as described in the rest of this rule, the Compensation Committee may at any time:

(a)	change the Plan or the terms of any Award (but not the Performance Condition applicable to an Award) or Dividend Award in any way; or

(b)

amend the Performance Condition that applies to an Award if it considers that, as a result of an event or a change in circumstances, the amendment would ensure a fairer measure of performance while being no less difficult to satisfy than the original Performance Condition.

7.2	Limitations on the right to make changes

The Company must approve by ordinary resolution in general meeting any proposed change to the Plan, Award or Dividend Award to the advantage of present or future Participants, which relates to the following:

(a)	the persons to or for whom Shares may be provided under the Plan;

(b)	the limitations on the number of Shares which may be issued under the Plan;

(c)	the individual limit for each Participant under the Plan;

(d)	the basis for determining a Participant’s entitlement to, and the terms of, Shares provided under the Plan;

(e)

the rights of a Participant in the event of a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital of the Company; or

(f)	the terms of this rule 7.2.

7.3	Compensation Committee’s right to make minor changes

However, the Compensation Committee can make minor changes to the Plan without the approval of the Company in general meeting:

(a)	to benefit the administration of the Plan;

(b)	to comply with or take account of the provisions of any proposed or existing legislation;

(c)	to take account of any changes to legislation; or

(d)	to obtain or maintain favourable tax, exchange control or regulatory treatment of any Member of the Group or any present or future Participant.

8	GENERAL

8.1	Company limits

The Company must not grant an Award or Dividend Award if the number of Shares issued and committed to be issued under that Award or Dividend Award exceeds:

(a)

10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued or committed to be issued to satisfy Awards and Dividend Awards under the Plan, or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years; or

(b)

5 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued or committed to be issued to satisfy Awards and Dividend Awards under the Plan, or options or awards under any other discretionary employee share plan adopted by the Company, granted in the previous 10 years.

Shares that have been or may be transferred out of treasury to satisfy awards or options will be treated as Shares issued or committed to be issued for the purposes of this rule 8.1 but these limits do not include Shares subject to awards or options which have lapsed or been surrendered.

8.2	How to serve notice on a Participant

Any notice or other document which has to be given to a person who is or will be eligible to be a Participant under or in connection with the Plan may be:

(a)	delivered or sent by post to the Participant at their home address according to the records of the employing company; or

(b)	sent by e-mail or fax to any e-mail address or fax number which according to the records of the employing company is used by the Participant;

or, in either case, any other address that the Compensation Committee considers appropriate or communicated by any other electronic means that the Compensation Committee approves.

8.3	How to serve notice on the Company

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to the registered office of the Company (or any other place that the Compensation Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number or by other electronic means notified to the Participant.

8.4	When notices are treated as served

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

8.5	The effect of Compensation Committee decisions

The decision of the Compensation Committee on the interpretation of the Plan or in any dispute relating to an Award, Dividend Award or matter relating to the Plan will be final and conclusive.

8.6	The costs of the Plan

The Company will pay the costs of introducing and administering the Plan. The Company may require a Participant’s employer to bear the costs in respect of an Award and/or Dividend Award granted to that Participant.

8.7	Administering the Plan

The Compensation Committee has the power, from time to time, to make or vary regulations for the administration and operation of the Plan.

8.8	Relationship between the Plan and employment

This rule governs the relationship between the Plan and a Participant’s employment.

(a)	For the purposes of this rule, “Employee” means any employee (including an executive director) of a Member of the Group.

(b)	This rule applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

(c)

Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and the Member of the Group are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

(d)

No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards or Dividend Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards or Dividend Awards on the same basis, or at all, in any future year. Neither Awards nor Dividend Awards granted under the Plan are pensionable.

(e)	The terms and operation of the Plan do not entitle the Employee to the exercise of any discretion in their favour.

(f)

The Employee will have no claim or right of action in respect of any decision, omission or exercise of discretion relating to the Plan, an Award or a Dividend Award which may operate to the disadvantage of the Employee even if it is unreasonable (except in relation to any authority exercised under rule 5), irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and the employer.

(g)	No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)	any exercise of a discretion or a decision taken in relation to an Award, Dividend Award or to the Plan, or any failure to exercise a discretion or take a decision; or

(iii)	the operation, suspension, termination or amendment of the Plan.

(h)

Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the rules, including this rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to acquire Shares subject to and in accordance with the express terms of the Plan and the Performance Condition, in consideration for, and as a condition of, the grant of an Award under the Plan.

8.9	Personal data

By participating in the Plan, the Participant consents to the holding and processing of personal data provided by the Participant to any Member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

(a)	administering and maintaining Participant records;

(b)	providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

(c)	providing information to future purchasers of the Company or the business in which the Participant works; and

(d)

transferring information about the Participant to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Participant’s home country.

8.10	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant legislation or regulations for the time being in force in Jersey, the United Kingdom, the United States of America or elsewhere. The Participant will be responsible for complying with any requirements they need to fulfil in order to obtain or avoid the need for that consent.

8.11	Shares subject to the articles of association

Any Shares acquired under the Plan are subject to the articles of association of the Company from time to time in force.

8.12	Application for listing on the London Stock Exchange

If and so long as the ordinary shares of the Company are listed on the Official List and traded on the London Stock Exchange, the Company will apply for listing of any ordinary shares issued under the Plan as soon as practicable.

8.13	Application for listing on NASDAQ

If and so long as the ADSs of the Company are listed and traded on NASDAQ, the Company will apply for any necessary listing of any ADSs created for the purpose of satisfying Awards as soon as practicable.

8.14	Governing law

The laws of England and Wales govern the Plan and all Awards and their construction. The courts of England and Wales have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan, any Award or any Dividend Award.

9	GLOSSARY

“Acquiring Company” means the person or persons who obtain Control or the person who acquires Shares as a result of a transaction mentioned in rule 6.1.

“ADSs” means depositary instruments representing a beneficial holding in fully paid ordinary shares in the capital of the Company.

“Award” means a conditional right to acquire Shares under the Plan.

“Award Date” means the date on which an Award is granted under rule 1.12.

“Basic Salary” means the person’s gross salary and fees (excluding any bonuses or other benefits). Where it is necessary to convert the currency of a person’s basic salary for the purposes of rule 1.7, it will be converted at a rate specified by the Compensation Committee.

“Business Day” means a day on which both the London Stock Exchange and NASDAQ are open for the transaction of business.

“Cash Value” means:

(a)	in the case of an ordinary share in the Company, the middle market quotation of an ordinary share in the Company (taken from the Daily Official List of the London Stock Exchange); and

(b)	in the case of an ADS, the average of the highest and lowest price of an ADS on NASDAQ;

in either case taken on the Business Day before Vesting.

“Company” means WPP plc, a public limited company incorporated in Jersey with registered number 111714.

“Compensation Committee” means a duly authorised committee appointed by the board of directors of the Company or, where any discretion has to be exercised under rule 6, the people who comprised the Compensation Committee immediately before the transaction by virtue of which that rule applies.

“Control” means the power of a person, or persons acting in concert, to secure that at least 50% of the voting rights in relation to the Company’s share capital are exercised in accordance with its or their wishes.

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code.

“Dividend Award” means a conditional right to acquire the number of Shares that could have been bought using the ordinary dividends (not including the tax credit) paid between the Award Date and the date of Vesting on the number of Shares that vest in respect of the Award to which the Dividend Award relates.

“Listing Rules” means the rules relating to admission to the Official List.

“London Stock Exchange” means London Stock Exchange plc or its successor.

“Market Value” means the average of:

(a)	in the case of an ordinary share in the Company, the middle market quotation of an ordinary share in the Company (taken from the Daily Official List of the London Stock Exchange); and

(b)	in the case of an ADS, the average of the highest and lowest price of an ADS on NASDAQ;

in either case taken over the five Business Days before the date on which that value is to be determined.

“Member of the Group” means:

(a)	the Company; or

(b)	any Subsidiary from time to time; or

(c)	any other company which is designated by the Compensation Committee as associated with the Company for some or all purposes of the Plan.

“Model Code” means the Model Code on dealings in securities set out in Listing Rule 9 Annex 1.

“NASDAQ” means the US screen-based system for the quotation and transfer of equity securities.

“Official List” means the list maintained by the Financial Services Authority for the purposes of section 74(1) of the Financial Services and Markets Act 2000.

“Participant” means a person holding an Award or their personal representatives.

“Performance Condition” means any performance condition imposed under rule 1.10.

“Performance Period” means the period in respect of which a Performance Condition is to be satisfied.

“Performance Remuneration” means any remuneration of the Participant where the amount was calculated by reference to the performance of the Participant, a Member of the Group as a whole or any business within a Member of the Group.

“Plan” means these rules known as the “WPP plc Executive Performance Share Plan” as changed from time to time.

“Regulatory Information Service” means a service that is approved by the Financial Services Authority as meeting the Primary Information Provider criteria and is on the list of Regulatory Information Services maintained by the Financial Services Authority.

“Section 409A” means Section 409A of the United States Internal Revenue Code, including Treasury Regulations issued thereunder.

“Shares” means fully paid ordinary shares (including treasury shares) in the capital of the Company or ADSs.

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Articles 2 and 2A of the Companies (Jersey) Law 1991.

“Trustee” means the trustee or trustees of any employee benefit trust established by the Company or any Member of the Group.

“Vesting” means a Participant becoming entitled to have the Shares issued or transferred to them subject to these rules.

SCHEDULE FOR PARTICIPANTS SUBJECT TO SECTION 409A

The following modifications to the Plan will apply to Participants who are taxpayers subject to Section 409A:

1.	Rule 1.11 will be revised to read as follows:

“Awards and Dividend Awards can be granted as conditional rights to receive Shares or in any other form that the Compensation Committee decides, but no Award or Dividend Award can be granted in a form that would result in an additional tax to the Participant under Section 409A.”

2.	The following language will be added at the end of Rule 3.5:

“Shares in respect of an Award or a Dividend Award that has Vested will be transferred to the Participant on or before 15 March of the calendar year following the year in which that Award or Dividend Award has Vested.”

3.	The following language will be added immediately before the end of Rule 4.4:

“but, the Compensation Committee may not make a determination that will have the effect of requiring the Participant to pay any additional tax under Section 409A without the Participant’s agreement.”

4.	The following language will be added immediately before the end of Rule 7.1:

“however, a change will not be effective with respect to a Participant if, as a result of that change, the Participant will or may be required to pay any additional tax under Section 409A with respect to that Award or Dividend Award.”